Exhibit 2.1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

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In re:	)	Chapter 11
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SEADRILL LIMITED, et al.,[1]	)	Case No. 21-30427 (DRJ)
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Debtors.	)	(Jointly Administered)
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SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF SEADRILL LIMITED AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	Anup Sathy, P.C. (admitted pro hac vice)
Vienna F. Anaya (TX Bar No. 24091225)	Ross M. Kwasteniet, P.C. (admitted pro hac vice)
Victoria Argeroplos (TX Bar No. 24105799)	Brad Weiland (admitted pro hac vice)
1401 McKinney Street, Suite 1900	Spencer Winters (admitted pro hac vice)
Houston, TX 77010	300 North LaSalle Street
Telephone: (713) 752-4200	Chicago, Illinois 60654
Facsimile: (713) 752-4221	Telephone: (312) 862-2000
Email: mcavenaugh@jw.com jwertz@jw.com vanaya@jw.com vargeroplos@jw.com	Facsimile: (312) 862-2200 Email: asathy@kirkland.com rkwasteniet@kirkland.com bweiland@kirkland.com spencer.winters@kirkland.com

Co-Counsel to the Debtors and Debtors in Possession	- and -
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
Christopher Marcus, P.C. (admitted pro hac vice)
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Email: cmarcus@kirkland.com
Dated: October 22, 2021
Co-Counsel to the Debtors
and Debtors in Possession

1     A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/SeadrillLimited.  The location of Debtor Seadrill Americas, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 11025 Equity Drive, Suite 150, Houston, Texas 77041.

TABLE OF CONTENTS

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INTRODUCTION
Seadrill Limited and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases (each, a “Debtor,” and collectively, the “Debtors”) jointly propose this Plan. Capitalized terms used in the Plan shall have the meanings set forth in Article I.A of the Plan. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters.
ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.
ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES
A.Defined Terms
1.“510(b) Claim” means any Claim arising from rescission of a purchase or sale of an equity security of the Debtors or an Affiliate of the Debtors for damages arising from the purchase or sale of such an equity security or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
2.“Accepting Silo Debtor” means any Silo Debtor where the holders of Allowed Credit Agreement Claims against such Silo Debtor have voted to accept the Plan in accordance with section 1126 of the Bankruptcy Code by the Voting Deadline.
3.“Accredited Investor” has the meaning given to such term in Rule 501 of Regulation D promulgated under the Securities Act.
4.“Ad Hoc Group” means the group of lenders that hold Credit Agreement Claims as disclosed in the Supplemental Verified Statement Regarding Ad Hoc Group of Lenders Pursuant to Bankruptcy Rule 2019 [Docket No. 720], as may be amended from time to time.
5.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) the Independent Director Compensation Claims; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
6.“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.
7.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.
8.“Agent” means each facility agent, common security agent, or collateral agent under any of the Prepetition Credit Facilities, Prepetition Finance Documents, or Guarantee Facilities, as applicable, including any predecessors or successors thereto.
9.“Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to the Cash Collateral Order or any other Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.
10.“Amended SFL Charters” means, collectively, any new or amended head-charter or sub-charter agreements the Debtors or Reorganized Debtors, as applicable, and SFL enter into with respect to the West Hercules and West Linus drilling rigs, which, to the extent applicable, will be executed by the applicable Reorganized Debtor(s) on the Effective Date or on an earlier date in accordance with any Final Orders authorizing assumption of such Amended SFL Charters, as applicable, in full satisfaction of the Claims under each applicable Prepetition Hercules Charters and Prepetition Linus Charters, respectively.
11.“AOD” means Asia Offshore Drilling Limited, a company incorporated under the Laws of Bermuda with registration number 44712.
12.“AOD Cash-Out” has the meaning set forth in Article III.B.4.c.i herein.
13.“AOD Entities” means AOD, Asia Offshore Rig 1 Limited, Asia Offshore Rig 2 Limited, and Asia Offshore Rig 3 Limited.
14.“AOD Gross-Up Equity” means the amount, if any, of the New Seadrill Common Shares that would have been distributed to holders of AOD Credit Agreement Claims but for their election of the AOD Cash-Out.
15.“AOD Gross-Up Recovery” means, collectively, the AOD Gross-Up Subscription Rights and the AOD Gross-Up Equity (but excludes the AOD Unsubscribed Second Lien Debt).
16.“AOD Gross-Up Subscription Rights” means the Subscription Rights, if any, not distributed to holders of AOD Credit Agreement Claims that elect the AOD Cash-Out treatment that otherwise would have been distributed to such holders.
17.“AOD Non-Cash Recovery” has the meaning set forth in Article III.B.4.c.ii herein.
18.“AOD Postpetition Interest” means any accrued and unpaid interest accruing on or after the Petition Date, including, without limitation, interest at the default rate as provided under the Prepetition AOD Credit Agreement and any increase of the Applicable Margin as a result of any Margin Increase Trigger (both as defined in the Prepetition AOD Credit Agreement) with respect to any obligations under the Prepetition AOD Credit Agreement.
19.“AOD Unsubscribed Second Lien Debt” means the principal amount, if any, of the New Second Lien Facility that would have been distributed to holders of AOD Credit Agreement Claims but for their election of the AOD Cash-Out.
20.“Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases that will be assumed by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.
21.“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections

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502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code, or other similar or related state, federal, or foreign statutes, common law, or other applicable law.
22.“Backstop Commitment” means the Backstop Parties’ commitment to backstop the New First Lien Facility on the terms and conditions set forth in the Backstop Commitment Letter.
23.“Backstop Commitment Letter” means the Backstop Commitment Letter dated as of July 23, 2021.
24.“Backstop Participation Equity” has the meaning set forth in Article IV.C.1 herein.
25.“Backstop Parties” has the meaning set forth in the Backstop Commitment Letter.
26.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
27.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court having jurisdiction over the Chapter 11 Cases.
28.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.
29.“Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief. [Docket No. 600].
30.“Bermuda Court” means the Supreme Court of Bermuda.
31.“Bermuda Dissolution Proceedings” means the liquidation proceedings under Bermuda law under which Seadrill Limited will be wound up and dissolved.
32.“Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).
33.“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.
34.“CashPoolCo” means Seadrill Treasury UK Limited.
35.“Cash Collateral Order” means, collectively, the Final Order (I) Authorizing the Use of the Debtors’ Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 253], the Order (I) Authorizing the Continued Use of Cash Collateral and (II) Granting Related Relief [Docket No. 671], the Stipulation and Agreed Order Among the Debtors, the CoCom, and the Ad Hoc Group Extending a Deadline in the Cash Collateral Order [Docket No. 803], the Stipulation and Agreed Order Among the Debtors, the CoCom, and the Ad Hoc Group Extending a Deadline in the Cash Collateral Order [Docket No. 882], and the Order (I) Authorizing Use of the Debtors’ Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 950], as amended or extended from time to time.
36.“Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or

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defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (f) any state or foreign law fraudulent transfer or similar claim; and (g) any other Avoidance Action.
37.“Certificate” means any instrument evidencing a Claim or an Interest.
38.“Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court pursuant to the Order (I) Directing Joint Administration of the Chapter 11 Cases and (II) Granting Related Relief [Docket No. 27].
39.“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code.
40.“Claims Bar Date” means the applicable bar date by which Proofs of Claim must be Filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.
41.“Claims Register” means the official register of Claims against the Debtors maintained by the Clerk of the Bankruptcy Court or the Notice and Claims Agent.
42.“Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.
43.“CoCom” means the coordinating committee of agents and lenders that hold Credit Agreement Claims, as disclosed in the Verified Statement of the Coordinating Committee of Secured Lenders and Agents Pursuant to Bankruptcy Rule 2019 [Docket No. 220], as may be amended from time to time.
44.“Commitment Premium” has the meaning set forth in Article IV.C.1 herein.
45.“Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and managers and the employees, former employees and retirees of their subsidiaries, in each case existing with the Debtors as of immediately prior to the Effective Date.
46.“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.
47.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
48.“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
49.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.
50.“Consenting Lenders” has the meaning set forth in the Plan Support Agreement.
51.“Consenting Stakeholders” has the meaning set forth in the Plan Support Agreement.
52.“Consummation” means the occurrence of the Effective Date.
53.“Convertible Bonds” means the $50 million in principal amount of senior unsecured convertible bonds convertible into New Seadrill Common Shares on the terms and conditions set forth in the Convertible Bonds Term Sheet.
54.“Convertible Bonds Equity” means the New Seadrill Common Shares into which the Convertible Bonds are convertible on the terms set forth in the Convertible Bonds Term Sheet.

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55.“Convertible Bonds Term Sheet” means the term sheet that governs the terms and conditions of the Convertible Bonds, which is attached as Exhibit I to the Plan Support Agreement.
56.“Credit Agreement Claim” means any Claim arising under a Prepetition Credit Agreement or the Prepetition Finance Documents corresponding to that Prepetition Credit Agreement, including Claims based on a Debtor’s guarantee of obligations thereunder. Each Credit Agreement Claim is defined below in the definition of Prepetition Credit Agreements.
57.“Cure” means the payment of a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.
58.“Debtor” or “Debtors” has the meaning provided in the preamble of this Plan.
59.“Definitive Documents” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including: (i) the Plan Support Agreement (and all exhibits and other documents and instruments related thereto); (ii) the Plan and the Plan Supplement (and all exhibits and other documents and instruments related thereto and included therein); (iii) the Disclosure Statement and the Solicitation Materials; (iv) the Confirmation Order; (v) the New Organizational Documents; (vi) the New Finance Documents; (vii) the Cash Collateral Order and any amendment, supplement, or extension with respect thereto; (viii) the Amended SFL Charters, if applicable; (ix) the Description of Transaction Steps; (x) the Management Incentive Plan; (xi) the NSN Agreement; (xii) the Backstop Commitment Letter; (xiii) the Rights Offering Documents (including the Rights Offering Procedures); (xiv) the registration rights agreement as between the Debtors and the Required Backstop Parties (which shall be in form and substance reasonably acceptable to the Debtors and the Backstop Parties); (xv) any other document or agreement necessary or advisable to be entered into, adopted, or filed to implement the Restructuring Transactions; (xvi) any motion, brief, or pleading filed by the Debtors or by any Company Party (as defined in the Plan Support Agreement) or its “foreign representative” (or equivalent, as applicable) in any related proceeding, including any motion, brief, or pleading seeking approval or confirmation of any of the foregoing Definitive Documents; and (xvii) any proposed order to approve any of the foregoing, which shall be in each case in form and substance reasonably acceptable to the CoCom and Ad Hoc Group.
60.“De Minimis Asset Sale Order” means the Order Approving Procedures for De Minimis Asset Transactions [Docket No. 305].
61.“Description of Transaction Steps” means the description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan and as set forth in the Plan Supplement.
62.“Disclosure Statement” means the Disclosure Statement Relating to the Joint Chapter 11 Plan of Reorganization of Seadrill Limited and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated as of July 24, 2021, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.
63.“Disclosure Statement Order” means a Final Order of the Bankruptcy Court approving the Disclosure Statement.
64.“Disputed” means a Claim or an Interest or any portion thereof: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.
65.“Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan; provided, however, that all distributions on account of Credit Agreement Claims shall be made by (i) the entry into the New First Lien Facility Agreement and New Second Lien Facility Agreement in accordance with the New Credit Facility Finance Documents and Article IV.C of the Plan, (ii) the distribution of New Seadrill Common Shares as set forth in Article IV.C.2 of the Plan, and (iii) the distribution of Net Scrap Proceeds as set forth in Article IV.C.6 of the Plan.

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66.“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan; provided, however, that all distributions on account of Credit Agreement Claims shall be made by (i) the entry into the New First Lien Facility Agreement and New Second Lien Facility Agreement in accordance with the New Credit Facility Finance Documents and Article IV.C of the Plan, (ii) the distribution of New Seadrill Common Shares as set forth in Article IV.C.2 of the Plan, or (iii) the distribution of Net Scrap Proceeds as set forth in Article IV.C.6 of the Plan.
67.“DTC” means the Depository Trust Company.
68.“ECA Covered Lender” means each lender that is a beneficiary of one or more Seadrill ECA Guarantees.
69.“Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan or such other date as may be agreed among the Debtors, the Ad Hoc Group, and the CoCom.
70.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
71.“Equity Recovery” means the New Seadrill Common Shares, if any, issued to Holders of Interests in Class 9.
72.“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
73.“Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the CoCom and each member of the CoCom; (d) the Ad Hoc Group and each member of the Ad Hoc Group; (e) the Backstop Parties; (f) the Consenting Stakeholders; (g) GLAS; (h) each current and former Affiliate of each Entity in clause (a) through the following clause (i); and (i) each Related Party of each Entity in clause (a) through this clause (i); provided that no Seadrill ECA shall be an Exculpated Party in respect of any Causes of Action, whether known or unknown, based on or relating to, or in any manner arising from, in whole or in part, the Seadrill ECA Guarantees or Prepetition Credit Agreements; provided, further, that none of SFL or Northern Ocean, nor any wholly-owned Affiliate thereof, shall be Exculpated Parties.
74.“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
75.“Extinguished” means the extinguishment of economic interests pursuant to Bermuda law.
76.“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent or the Bankruptcy Court.
77.“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.
78.“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified or amended, that is not stayed, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.
79.“General Unsecured Claim” means any unsecured Claim against a Debtor that is not: (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) any portion of a Credit Agreement Claim that is a Secured Claim; (d) an Intercompany Claim; (e) a Claim under section 510(b) of the Bankruptcy Code; (f) an Other Priority Claim; (g) an Other Secured Claim; (h) a Priority Tax Claim; (i) a Professional Fee Claim; (j) a Specified Trade Claim; or (k) any Claim for damages arising from the rejection of the Prepetition Linus Charters, solely in the amount of the applicable pledged earnings accounts and receivables as of the Effective Date. For the avoidance of doubt, the following are General Unsecured Claims: (a) any portion of a Credit Agreement Claim that is not a Secured Claim; (b) any Claim that arises out of the rejection of the Prepetition Taurus Charter; and (c) any portion of a Claim that arises out of the rejection of the

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Prepetition Linus Charters in excess of the amount of the applicable pledged earnings accounts and receivables as of the Effective Date.
80.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
81.“Guarantee Facilities” means (i) the $35 million postpetition guarantee facility entered into between RigCo and DNB Bank ASA dated  11 March 2021 pursuant to the Order (I) Authorizing Debtor Seadrill Rig Holding Company Limited to Enter into a New Guarantee Facility Agreement, (II) Modifying the Automatic Stay with Respect Thereto, and (III) Granting Related Relief [Docket No. 311] and (ii) the $45 million guarantee facility maintained with Danske Bank A/S pursuant to the guarantee facility agreement between RigCo and Danske Bank dated June 15, 2018, as amended and restated.
82.“Guarantee Facility Claim” means any Claim against the Debtors under the Guarantee Facilities.
83.“Hemen” means Hemen Holding Ltd., a company incorporated under the laws of Bermuda.
84.“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
85.“Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, indemnification agreements, employment agreements, engagement letters, or other contracts, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, managers’, employees’, attorneys’, other professionals’, and agents’ respective Affiliates.
86.“Independent Director Compensation Claims” means all unpaid compensation as of the Effective Date due to the independent directors of NADL pursuant to their respective engagement letters, as authorized by the Order Authorizing and Approving the Appointment of the Independent Directors to the Board of Debtor Seadrill North Atlantic Holdings Limited [Docket No. 601]. On the Effective Date, the Independent Director Compensation Claims shall be deemed Allowed Administrative Claims.
87.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.
88.“Insurance Policies” means all insurance policies issued or providing coverage at any time to any of the Debtors or any of their predecessors and all agreements, documents, letters of indemnity, or instruments relating thereto.
89.“Insurer” means any company or other entity that has issued or entered into an Insurance Policy, any third party administrator, and any respective predecessors and/or affiliates thereof.
90.“Intercompany Claim” means any Claim against a Debtor held by another Debtor; provided that, for the avoidance of doubt, Intercompany Claims shall not include any Claims against a Debtor held by any non-Debtor Affiliates.
91.“Intercompany Interest” means any common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), in a Debtor held by another Debtor.
92.“Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement); provided, however, that the term “Interests” shall not include Intercompany Interests.
93.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
94.“Management Incentive Plan” means any employee incentive plan that is implemented by the Reorganized Debtors on or after the Effective Date at the sole discretion of the board of directors of Reorganized

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Seadrill for which will be reserved 5.5% of the New Seadrill Common Shares on a fully diluted, fully distributed basis for grants made from time to time to employees of the Reorganized Debtors; provided, that: (a) no allocations of such New Seadrill Common Shares shall be made earlier than 120 days following the occurrence of the Effective Date, during which time the board of directors of Reorganized Seadrill will conduct a comprehensive evaluation of Reorganized Seadrill’s management team and structure in order to determine and communicate the appropriate level of individual allocations (if any) on the date that is 120 days following the occurrence of the Effective Date; (b) any changes to the amount of New Seadrill Common Shares reserved for any such employee incentive plan that are made at any time within twelve months of the occurrence of the Effective Date shall require the affirmative vote of 75% of Reorganized Seadrill shareholders present and voting at a general meeting of Reorganized Seadrill; (c) any changes to the amount of New Seadrill Common Shares reserved for any such employee incentive plan that are made at any time following twelve months after the occurrence of the Effective Date shall require the affirmative vote of 50.1% of Reorganized Seadrill shareholders present and voting at a general meeting of Reorganized Seadrill; and (d) all other details of any such employee incentive plan, with the exception of those set forth in clauses (b) and (c), shall be determined solely at the discretion of the board of directors of Reorganized Seadrill.
95.“NADL” means Seadrill North Atlantic Holdings Limited, a company incorporated under the Laws of Bermuda with registration number 53444.
96.“Net Scrap Proceeds” means any proceeds of Rigs recycled pursuant to the De Minimis Asset Sale Order, any other order of the Bankruptcy Court, or as set forth in the Plan Supplement that are attributable to the applicable Prepetition Credit Facility for which such Rigs served as collateral.
97.“New Credit Facility Finance Documents” means the New First Lien Facility Agreement, the New Second Lien Facility Agreement, and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee statements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents, which will set forth the terms of the New First Lien Facility and the New Second Lien Facility.
98.“New Credit Facility Term Sheet” means the New Credit Facility Term Sheet attached as Exhibit C to the Plan Support Agreement as may be amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms of the New Credit Facility Term Sheet and the Plan Support Agreement.
99.“New Finance Documents” means, collectively, the New Credit Facility Finance Documents and, if the Debtors or Reorganized Debtors, as applicable, enter into the Amended SFL Charters, all related agreements, indentures, documents (including security, collateral, or pledge agreements or documents), mortgages, or instruments to be executed or delivered in connection with the Amended SFL Charters.
100.“New First Lien Facility” means the new $300 million credit facility, secured by a first lien on substantially all the assets of the Reorganized Debtors and otherwise on the terms set forth in the New First Lien Facility Finance Documents, to be entered into by the lenders thereunder and the Reorganized Debtors on the Effective Date in exchange for Cash.
101.“New First Lien Facility Agreement” means the credit agreement for the New First Lien Facility, substantially in the form included in the Plan Supplement.
102.“New First Lien Facility Finance Documents” means the New First Lien Facility Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee statements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents, which will set forth the terms of the New First Lien Facility.
103.“New-Money Equity” means the Rights Offering Participation Equity and the Backstop Participation Equity, to be issued to the lenders pursuant to the Subscription Rights and the Backstop Commitment Letter on the Effective Date.
104.“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable).
105.“New Seadrill Common Shares” means the new common shares in Reorganized Seadrill issued on the Effective Date.

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106.“New Second Lien Facility” means the new $750 million credit facility (subject to reduction on account of the AOD Cash-Out), secured by a second lien on substantially all assets of the Reorganized Debtors and otherwise on the terms set forth in the New Second Lien Facility Finance Documents, to be entered into by the Reorganized Debtors on the Effective Date and distributed to holders of Credit Agreement Claims on account of their prepetition Credit Agreement Claims in the manner set forth in the Plan.
107.“New Second Lien Facility Agreement” means the credit agreement for the New Second Lien Facility, substantially in the form included in the Plan Supplement.
108.“New Second Lien Facility Finance Documents” means the New Second Lien Facility Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee statements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents, which will set forth the terms of the New Second Lien Facility.
109.“Northern Ocean” means Northern Ocean Ltd., a company incorporated under the laws of Bermuda.
110.“Notice and Claims Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent for the Debtors in the Chapter 11 Cases.
111.“NSNCo” means non-Debtor Seadrill New Finance Limited.
112.“NSN Agreement” means the agreement dated July 2, 2021 between NSNCo and certain holders of the Prepetition Secured Notes regarding a restructuring of NSNCo’s indebtedness and pursuant to which all Prepetition Secured Notes Claims will be waived.
113.“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
114.“Other Secured Claim” means any Secured Claim (including any Secured Tax Claim) against any of the Debtors, other than a Credit Agreement Claim or a Guarantee Facility Claim.
115.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
116.“Petition Date” means February 7, 2021, with respect to the AOD Entities, and February 10, 2021, with respect to the other Debtors.
117.“Plan” means this chapter 11 plan, as altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.
118.“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be Filed by the Debtors, to the extent reasonably practicable, no later than 7 days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth on the exhibits attached hereto, where applicable; provided that all documents and forms of documents, agreements, schedules, and exhibits to the Plan, in each case are, in form and substance, reasonably acceptable to the CoCom and the Ad Hoc Group. The Debtors shall have the right to amend the documents contained in the Plan Supplement through the Effective Date subject to the rights of the Backstop Parties and the Consenting Lenders in the Backstop Commitment Letter and the Plan Support Agreement; provided that such amendments are consistent with the Plan, the Confirmation Order, and the exhibits attached thereto, and which shall be in each case, in form and substance, reasonably acceptable to the CoCom and the Ad Hoc Group
119.“Plan Support Agreement” means that certain Plan Support and Lock-Up Agreement dated as of July 23, 2021, by and among the Company Parties (as defined therein) and the Consenting Lenders and the other parties who signed the signature pages thereto, including all exhibits and attachments thereto, as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.
120.“Prepetition Credit Agreements” means, collectively (in each case, as amended or modified):

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(a)the $300 million senior secured credit facility agreement, originally dated July 16, 2013 and later amended and/or amended and restated, between, among others, RigCo as borrower and DNB Bank ASA as agent (the “Prepetition $300MM Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$300MM Credit Agreement Claims”);
(b)the $360 million senior secured credit facility agreement, originally dated April 9, 2013 and later amended and/or amended and restated, between, among others, Asia Offshore Rig 1 Limited, Asia Offshore Rig 2 Limited and Asia Offshore Rig 3 Limited as borrowers and Global Loan Agency Services Limited (“GLAS”) as agent (the “Prepetition AOD Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “AOD Credit Agreement Claims”);
(c)the $400 million senior secured credit facility agreement, originally dated December 8, 2011 and later amended and/or amended and restated, between, among others, RigCo as borrower and Nordea Bank Abp, filial i Norge as agent (the “Prepetition $400MM Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$400MM Credit Agreement Claims”);
(d)the $440 million secured credit facility agreement, originally dated December 4, 2012, and later amended and/or amended and restated, between, among others, RigCo as borrower and Citibank Europe plc, UK Branch as agent (the “Prepetition $440MM Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$440MM Credit Agreement Claims”);
(e)the $450 million senior secured credit facility agreement, originally dated December 13, 2013 and later amended and/or amended and restated, between, among others, Seadrill Eminence Ltd. as borrower and GLAS as agent (the “Prepetition $450MM Eminence Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$450MM Eminence Credit Agreement Claims”);
(f)the $450 million senior secured credit facility agreement, originally dated August 26, 2015 and later amended and/or amended and restated, between, among others, RigCo as borrower and Nordea Bank Abp, filial i Norge as agent (the “Prepetition $450MM Nordea Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$450MM Nordea Credit Agreement Claims”);
(g)the $483,333,333 fourth amended and restated senior secured credit facility agreement, originally dated March 20, 2013, between, among others, Seadrill Tellus Ltd. as borrower and ING Bank N.V. as agent (the “Prepetition ECA Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “ECA Credit Agreement Claims”);
(h)the $950 million senior secured credit facility agreement, originally dated January 26, 2015 and later amended and/or amended and restated, between, among others, RigCo as borrower and Nordea Bank Abp, filial i Norge as agent (the “Prepetition $950MM Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$950MM Credit Agreement Claims”);
(i)the $1.35 billion senior secured credit facility agreement, originally dated August 26, 2014 and later amended and/or amended and restated, between, among others, RigCo as borrower and DNB Bank ASA as agent (the “Prepetition $1.35B Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$1.35B Credit Agreement Claims”);
(j)the $1.5 billion senior secured credit facility agreement, originally dated July 30, 2014 and later amended and/or amended and restated, between, among others, Seadrill Neptune Hungary Kft, Seadrill Saturn Ltd., and Seadrill Jupiter Ltd. as borrowers and Nordea Bank Abp, filial i Norge as agent (the “Prepetition $1.5B Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$1.5B Credit Agreement Claims”);
(k)the $1.75 billion senior secured credit facility agreement originally dated September 30, 2013 between, among others, various subsidiaries of Seadrill Sevan Holdings Limited as borrowers and

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ING Bank N.V. as agent (the “Prepetition $1.75B Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “$1.75B Credit Agreement Claims”); and
(l)the $2.0 billion senior secured credit facility agreement, originally dated April 15, 2011 as later amended and/or amended and restated, between, among others, Seadrill North Atlantic Holdings Limited as borrower and DNB Bank ASA as agent (the “Prepetition NADL Credit Agreement” and, the Claims arising thereunder and under the applicable Prepetition Finance Documents, the “NADL Credit Agreement Claims”).
121.“Prepetition Credit Facilities” means the senior secured credit facilities outstanding under the Prepetition Credit Agreements.
122.“Prepetition Finance Documents” means, collectively, all related agreements (including the Prepetition Credit Agreements), indentures, documents (including security, collateral or pledge agreements or documents), mortgages, intercreditor agreements, or instruments executed or delivered in connection with the Prepetition Credit Facilities and the Prepetition SFL Charters.
123.“Prepetition Hercules Charters” means, collectively:
(a)the head-charter agreement originally dated October 7, 2008, as amended pursuant to that novation and amendment agreement dated June 15, 2018, made between SFL Hercules Ltd. as owner, Seadrill Offshore AS as charterer, and Seadrill Limited, RigCo, and CashPoolCo as charter guarantors; and
(b)the sub-charter agreement originally dated August 16, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time) made between Seadrill Offshore AS as owner and Seadrill Norway Operations Ltd. as charterer.
124.“Prepetition Linus Charters” means, collectively:
(a)the head-charter agreement originally dated June 30, 2013, as amended pursuant to that novation and amendment agreement dated June 15, 2018, made between SFL Linus Ltd. as owner, North Atlantic Linus Charterer Ltd as charterer, and Seadrill Limited, RigCo, and CashPoolCo as charter guarantors; and
(b)the sub-charter agreement originally dated June 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), made between North Atlantic Linus Charterer Ltd. as owner, Seadrill Norway Operations Ltd. (under its former name North Atlantic Norway Ltd.) as charterer, and Seadrill Limited as charter guarantor.
125.“Prepetition Secured Notes” means the 12.00% senior secured notes issued by NSNCo due 2025.
126.“Prepetition Secured Notes Claim” means any Claim against a Debtor on account of the Prepetition Secured Notes, which will be released and waived in accordance with and by operation of the NSN Agreement and the implementation thereof.
127.“Prepetition SFL Charters” means, collectively, the Prepetition Hercules Charters, Prepetition Linus Charters, and Prepetition Taurus Charter.
128.“Prepetition Taurus Charter” means the head-charter agreement originally dated October 7, 2008, made between SFL Deepwater Ltd. as owner, Seadrill Deepwater Charterer Ltd. as charterer, and Seadrill Limited, RigCo, and CashPoolCo as charter guarantors.
129.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
130.“Pro Rata” means, as context requires, (a) the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class, (b) the proportion that a Plan distribution to a particular Class of Credit Agreement Claims bears to all Allowed Credit Agreement Claims, and (c) with respect to the distribution of AOD Gross-Up Subscription Rights and AOD Gross-

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Up Equity to various Classes of Credit Agreement Claims, the proportion that a Class of Allowed Credit Agreement Claims is otherwise entitled to receive of Subscription Rights and New Seadrill Common Shares bears to the aggregate amount of Subscription Rights and New Seadrill Common Shares issued to all holders of Credit Agreement Claims (other than AOD Credit Agreement Claims).
131.“Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
132.“Professional Fee Claim” means any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.
133.“Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.
134.“Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
135.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
136.“Provisional Liquidator Appointment Order” means the order entered by the Bermuda Court in the Bermuda Dissolution Proceedings appointing the Provisional Liquidators.
137.“Provisional Liquidators” means the Joint Provisional Liquidators appointed by the Bermuda Court under the Provisional Liquidator Appointment Order.
138. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.
139.“Rejected Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.
140.“Rejecting Silo Debtor” means any Silo Debtor where the holders of Allowed Credit Agreement Claims against such Silo Debtor have voted to reject the Plan in accordance with section 1126 of the Bankruptcy Code by the Voting Deadline.
141.“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, successors, assigns, subsidiaries, partners, limited partners, general partners, principals, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including any attorneys or professionals retained by any current or former director or manager of a Debtor in his or her capacity as director or manager as a Debtor).
142.“Released Party” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the CoCom and each member of the CoCom; (d) the Ad Hoc Group and each member of the Ad Hoc Group; (e) each Agent; (f) each lender under the Prepetition Credit Agreements; (g) the indenture trustee for the Prepetition Secured Notes; (h) the Provisional Liquidators; (i) the Backstop Parties; (j) the Consenting Stakeholders; (k) each current and former wholly-owned Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clauses (a) through this clause (l); provided, however, that each Entity that timely and properly opts out of the release in Article VIII.C of the Plan shall not be a Released Party; provided, further that each Seadrill ECA shall not be a Released Party in respect of any Causes of Action, whether known or unknown, based on or relating to, or in any manner arising from, in whole or in part, the

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Seadrill ECA Guarantees or Prepetition Credit Agreements; provided, further, that none of SFL or Northern Ocean, nor any wholly-owned Affiliate thereof, shall be Released Parties.
143.“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the CoCom and each member of the CoCom; (d) the Ad Hoc Group and each member of the Ad Hoc Group; (e) each Agent; (f) the indenture trustee for the Prepetition Secured Notes; (g) the Provisional Liquidators; (h) all holders of Claims; (i) all holders of Interests; (j) the Consenting Stakeholders; (k) Hemen; (l) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (m) each Related Party of each Entity in clauses (a) through this clause (m); provided, however, that each Entity that timely and properly opts out of the release in Article VIII.C of the Plan shall not be a Releasing Party; provided, further, however, that any holder of Interests who acquired such Interests after the Voting Record Date (as such term is defined in the Disclosure Statement Order) and did not receive an opt out election form shall not be a Releasing Party.
144.“Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date, including Reorganized Seadrill.
145.“Reorganized Seadrill” means the Entity that will be the issuer of the New Seadrill Common Shares, which Entity shall be (i) a Debtor (including, for the avoidance of doubt, potentially Seadrill Limited), or any successor or assign thereto, by merger, amalgamation, consolidation, reorganization, or otherwise, or (ii) a newly-formed corporation, limited liability company, partnership, or other entity that may be formed to, among other things, serve as the ultimate parent company of the Reorganized Debtors, in each case, in accordance with the Description of Transaction Steps.2
146.“Required Backstop Parties” has the meaning set forth in the Backstop Commitment Letter.
147.“Restructuring Transactions” means the transactions described in Article IV.B.
148.“Rig” means each of those certain drilling rigs that serve as collateral securing the Prepetition Credit Facilities.
149.“RigCo” means Seadrill Rig Holding Company Limited.
150.“Rights Offering” means the rights offering pursuant to which holders of Credit Agreement Claims will have the right to lend money under the New First Lien Facility on the terms and conditions set forth in the Plan, the Backstop Commitment Letter, the Rights Offering Procedures, and the Disclosure Statement Order.
151.“Rights Offering Documents” means, collectively, the definitive documents with respect to the Rights Offering, including the Rights Offering Procedures and Backstop Commitment Letter.
152.“Rights Offering Participants” means the holders of Credit Agreement Claims that elect to participate in the Rights Offering (including, for the avoidance of doubt, the Backstop Parties).
153.“Rights Offering Participation Equity” has the meaning set forth in Article IV.C.1 herein.
154.“Rights Offering Percentage” has the meaning set forth in Article IV.C.1 herein.
155.“Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering.
156.“Seadrill ECA” means each of (a) the Export-Import Bank of Korea and (b) Korea Trade Insurance Corporation, and any affiliate of (a) and (b), in each case in its capacity solely as a provider of a Seadrill ECA Guarantee (including, for the avoidance of doubt, in circumstances where the Credit Agreement Claims of one or more ECA Covered Lenders have been transferred to such provider in accordance with the terms of such Seadrill ECA Guarantee).
2     Reorganized Seadrill will be a Bermuda exempted company limited by shares and the New Seadrill Common Shares to be issued under the Plan and the Backstop Commitment Letter will be common shares unless otherwise consented to in writing by the CoCom and the Ad Hoc Group.

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157.“Seadrill ECA Guarantee” means any guarantee granted or insurance policy issued by a Seadrill ECA under which such Seadrill ECA has agreed to provide cover to an ECA Covered Lender under and in connection with each relevant obligor’s obligations under one or more Prepetition Credit Agreements, in each case, in accordance with the general terms and conditions of that guarantee or insurance policy.
158.“Schedule of Retained Causes of Action” means the schedule of Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, which shall be included in the Plan Supplement.
159.“Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
160.“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
161.“Securities Act” means the U.S. Securities Act of 1933.
162.“Security” has the meaning set forth in section 2(a)(1) of the Securities Act.
163.“Silo Debtor” means any Debtor (other than Seadrill Limited, RigCo, CashPoolCo, and Seadrill Investment Holdings Company Limited) that has obligations to holders of Credit Agreement Claims under any Prepetition Finance Document.
164.“SFL” means SFL Corporation Ltd., a company incorporated under the laws of Bermuda.
165.“Solicitation Materials” means any materials used in connection with solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.
166.“Specified Trade Claim” means any undisputed General Unsecured Claim for payment directly relating to or arising from the provision of goods or services to a Debtor in the ordinary course of business, the holder of which has agreed to continue providing the applicable goods or services to the Debtor after the Effective Date on ordinary trade terms, other than: (a) Claims arising on account of any litigation, adverse matter, dispute, collection proceeding, or other contested matter pending or commenced against any Debtor, in court or otherwise; or (b) a Claim arising under the Prepetition SFL Charters; provided, however, that the amount of the Specified Trade Claims shall not exceed $3,000,000 unless the Debtors determine otherwise with the consent of the CoCom and the Ad Hoc Group (not to be unreasonably withheld, conditioned, or delayed).
167.“Subscription Rights” means the rights provided to holders of Credit Agreement Claims to participate in the Rights Offering pursuant to the Rights Offering Procedures.
168.“Super-Priority Debt Instrument” means a new credit facility secured by the existing liens on the collateral of the applicable Prepetition Credit Facility if the Debtors elect, with the written consent of the CoCom and Ad Hoc Group, to treat the holders of Allowed Credit Agreement Claims against such Rejecting Silo Debtor in accordance with Section 1129(b)(2)(A) of the Bankruptcy Code.
169.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.
170.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
171.“Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
172.“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

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173.“Voting Deadline” means October 7, 2021 at 4:00 p.m. prevailing Central Time.
B.Rules of Interpretation
For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (k) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party.
C.Computation of Time
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.
D.Governing Law
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.
E.Reference to Monetary Figures
All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.
F.Reference to the Debtors or the Reorganized Debtors
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, including Reorganized Seadrill, to the extent the context requires.
G.Controlling Document
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

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ARTICLE II
ADMINISTRATIVE AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.
A.Administrative Claims
Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.
Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.
B.Professional Fee Claims
1.Professional Fee Escrow Account
As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.
The amount of Professional Fee Claims owing to the Professionals shall be paid in cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that such obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

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2.Final Fee Applications and Payment of Professional Fee Claims
All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of any order of the Bankruptcy Court.
3.Professional Fee Escrow Amount
The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five Business Days prior to the anticipated Effective Date; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.
4.Post-Confirmation Date Fees and Expenses
From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
C.Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.
ARTICLE III
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS
A.Classification of Claims and Interests
Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against and Interests in each Debtor pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

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1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	Guarantee Facility Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
4-a	AOD Credit Agreement Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
4-b	$450MM Eminence Credit Agreement Claims	Impaired	Entitled to Vote
4-c	NADL Credit Agreement Claims	Impaired	Entitled to Vote
4-d	$1.35B Credit Agreement Claims	Impaired	Entitled to Vote
4-e	$950MM Credit Agreement Claims	Impaired	Entitled to Vote
4-f	ECA Credit Agreement Claims	Impaired	Entitled to Vote
4-g	$1.5B Credit Agreement Claims	Impaired	Entitled to Vote
4-h	$1.75B Credit Agreement Claims	Impaired	Entitled to Vote
4-i	$450MM Nordea Credit Agreement Claims	Impaired	Entitled to Vote
4-j	$300MM Credit Agreement Claims	Impaired	Entitled to Vote
4-k	$440MM Credit Agreement Claims	Impaired	Entitled to Vote
4-l	$400MM Credit Agreement Claims	Impaired	Entitled to Vote
5	Specified Trade Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
8	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
9	Interests in Seadrill Limited	Impaired	Entitled to Vote
10	510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

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B.Treatment of Classes of Claims and Interests
Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.
1.Class 1 — Other Secured Claims
(a)Classification: Class 1 consists of all Other Secured Claims against the Debtors.
(b)Treatment: Each holder of an Allowed Other Secured Claim shall receive, as determined by the Debtors or the Reorganized Debtors, as applicable:
(i)payment in full in Cash of its Allowed Other Secured Claim;
(ii)the collateral securing its Allowed Other Secured Claim;
(iii)Reinstatement of its Allowed Other Secured Claim; or
(iv)such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
2.Class 2 — Other Priority Claims
(a)Classification: Class 2 consists of all Other Priority Claims against the Debtors.
(b)Treatment: Each holder of an Allowed Other Priority Claim shall receive, as determined by the Debtors or Reorganized Debtors, as applicable:
(i)payment in Cash in an amount equal to such Allowed Other Priority Claim;
(ii)Reinstatement of its Allowed Other Priority Claim; or
(iii)such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
3.Class 3 — Guarantee Facility Claims
(a)Classification: Class 3 consists of all Guarantee Facility Claims against the Debtors.
(b)Treatment: On the Effective Date, Allowed Guarantee Facility Claims shall be Reinstated.
(c)Voting: Class 3 is Unimpaired and the holders of Allowed Guarantee Facility Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f)

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of the Bankruptcy Code. Therefore, each holder of an Allowed Guarantee Facility Claim in Class 3 will not be entitled to vote to accept or reject the Plan.
4.Class 4-a — AOD Credit Agreement Claims
(a)Classification: Class 4-a consists of all AOD Credit Agreement Claims.
(b)Allowance: Class 4-a AOD Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-a Claim may elect to receive, as applicable, either (i) payment in Cash in an amount equal to the Allowed Claim held by such holder (the “AOD Cash-Out”) or (ii) its Pro Rata share of:
A.the Subscription Rights for $29.4 million of the New First Lien Facility;
B.$73.4 million in principal amount of the New Second Lien Facility;
C.4.1% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
D.Cash equal to the Net Scrap Proceeds attributable to the Prepetition AOD Credit Agreement, if any (A-D, the “AOD Non-Cash Recovery”).
(d)Voting: Class 4-a is Unimpaired under the Plan. Holders of Allowed Class 4-a Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
5.Class 4-b —$450MM Eminence Credit Agreement Claims
(a)Classification: Class 4-b consists of all $450MM Eminence Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-b $450MM Eminence Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-b Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $3.3 million of the New First Lien Facility;
(ii)$8.3 million in principal amount of the New Second Lien Facility;
(iii)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $450MM Eminence Credit Agreement;
(iv)1.1% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(v)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-b is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-b are entitled to vote to accept or reject the Plan.
6.Class 4-c —NADL Credit Agreement Claims
(a)Classification: Class 4-c consists of all NADL Credit Agreement Claims to the extent they are Secured Claims.

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(b)Allowance: Class 4-c NADL Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-c Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $133.2 million of the New First Lien Facility;
(ii)$333.1 million in principal amount of the New Second Lien Facility;
(iii)Cash equal to the Net Scrap Proceeds attributable to the Prepetition NADL Credit Agreement;
(iv)11.9% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(v)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-c is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-c are entitled to vote to accept or reject the Plan.
7.Class 4-d — $1.35B Credit Agreement Claims
(a)Classification: Class 4-d consists of all $1.35B Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-d $1.35B Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-d Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $4.2 million of the New First Lien Facility;
(ii)$10.5 million in principal amount of the New Second Lien Facility;
(iii)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $1.35B Credit Agreement;
(iv)12.8% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(v)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-d is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-d are entitled to vote to accept or reject the Plan.
8.Class 4-e — $950MM Credit Agreement Claims
(a)Classification: Class 4-e consists of all $950MM Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-e $950MM Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-e Claim shall receive its Pro Rata share of:

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(i)the Subscription Rights for $1.2 million of the New First Lien Facility;
(ii)$3.0 million in principal amount of the New Second Lien Facility;
(iii)Cash equal to the Net Scrap Proceeds attributable to the $950MM Credit Agreement;
(iv)10.2% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(v)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-e is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-e are entitled to vote to accept or reject the Plan.
9.Class 4-f —ECA Credit Agreement Claims
(a)Classification: Class 4-f consists of all ECA Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-f ECA Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-f Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $11.3 million of the New First Lien Facility;
(ii)$28.2 million in principal amount of the New Second Lien Facility;
(iii)8.5% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any);
(iv)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan; and
(v)Cash equal to the Net Scrap Proceeds attributable to the Prepetition ECA Credit Agreement, if any.
(d)Voting: Class 4-f is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-f are entitled to vote to accept or reject the Plan.
10.Class 4-g — $1.5B Credit Agreement Claims
(a)Classification: Class 4-g consists of all $1.5B Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-g $1.5B Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-g Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $50.7 million of the New First Lien Facility;
(ii)$126.8 million in principal amount of the New Second Lien Facility;
(iii)19.9% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any);

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(iv)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan; and
(v)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $1.5B Credit Agreement.
(d)Voting: Class 4-g is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-g are entitled to vote to accept or reject the Plan.
11.Class 4-h — $1.75B Credit Agreement Claims
(a)Classification: Class 4-h consists of all $1.75B Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-h $1.75B Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-h Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $13.7 million of the New First Lien Facility;
(ii)$34.4 million in principal amount of the New Second Lien Facility;
(iii)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $1.75B Credit Agreement;
(iv)3.7% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(v)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-h is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-h are entitled to vote to accept or reject the Plan.
12.Class 4-i — $450MM Nordea Credit Agreement Claims
(a)Classification: Class 4-i consists of all $450MM Nordea Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-i $450MM Nordea Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-i Claim shall receive its Pro Rata share of:
(i)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $450MM Nordea Credit Agreement;
(ii)0.4% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(iii)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-i is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-i are entitled to vote to accept or reject the Plan.

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13.Class 4-j — $300MM Credit Agreement Claims
(a)Classification: Class 4-j consists of all $300MM Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-j $300MM Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-j Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $35.3 million of the New First Lien Facility;
(ii)$88.3 million in principal amount of the New Second Lien Facility;
(iii)3.6% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any);
(iv)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan; and
(v)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $300MM Credit Agreement, if any.
(d)Voting: Class 4-j is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-j are entitled to vote to accept or reject the Plan.
14.Class 4-k — $440MM Credit Agreement Claims
(a)Classification: Class 4-k consists of all $440MM Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-k $440MM Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-k Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $13.1 million of the New First Lien Facility;
(ii)$32.8 million in principal amount of the New Second Lien Facility;
(iii)2.4% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any);
(iv)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan; and
(v)Cash equal to the Net Scrap Proceeds attributable to the Prepetition $440MM Credit Agreement, if any.
(d)Voting: Class 4-k is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-k are entitled to vote to accept or reject the Plan.

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15.Class 4-l — $400MM Credit Agreement Claims
(a)Classification: Class 4-l consists of all $400MM Credit Agreement Claims to the extent they are Secured Claims.
(b)Allowance: Class 4-l $400MM Credit Agreement Claims shall be Allowed as set forth in Article III.D.
(c)Treatment: On the Effective Date, each holder of an Allowed Class 4-l Claim shall receive its Pro Rata share of:
(i)the Subscription Rights for $4.5 million of the New First Lien Facility;
(ii)$11.2 million in principal amount of the New Second Lien Facility;
(iii)Cash equal to the Net Scrap Proceeds attributable to the $400MM Credit Agreement;
(iv)4.3% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); and
(v)any AOD Gross-Up Recovery distributed to this Class in accordance with Article III.C of the Plan.
(d)Voting: Class 4-l is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4-l are entitled to vote to accept or reject the Plan.
16.Class 5 — Specified Trade Claims
(a)Classification: Class 5 consists of all Specified Trade Claims.
(b)Treatment: Each holder of an Allowed Specified Trade Claim shall receive, as determined by the Debtors or Reorganized Debtors, as applicable:
(i)payment in Cash in an amount equal to such Allowed Specified Trade Claim;
(ii)Reinstatement of its Allowed Specified Trade Claim; or
(iii)such other treatment rendering its Allowed Specified Trade Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed Specified Trade Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
17.Class 6 — General Unsecured Claims
(a)Classification: Class 6 consists of all General Unsecured Claims against the Debtors.
(b)Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against the Debtors shall receive its Pro Rata share of $250,000 in Cash; provided, however, that holders of Credit Agreement Claims shall be deemed to have waived their recovery (but not their right to vote) on account of their General Unsecured Claims.

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(c)Voting: Class 6 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan.
18.Class 7 — Intercompany Claims
(a)Classification: Class 7 consists of all Intercompany Claims against the Debtors.
(b)Treatment: On the Effective Date, Allowed Intercompany Claims shall, at the election of the applicable Debtor with the consent of the CoCom and the Ad Hoc Group (not to be unreasonably withheld), be (a) Reinstated, (b) converted to equity, or (c) otherwise set off, settled, distributed, contributed, cancelled, or released, in each case in accordance with the Description of Transaction Steps.
(c)Voting: Class 7 is either Unimpaired, in which case the holders of Allowed Intercompany Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Claims in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Claim in Class 7 will not be entitled to vote to accept or reject the Plan.
19.Class 8 — Intercompany Interests
(a)Classification: Class 8 consists of all Intercompany Interests in the Debtors.
(b)Treatment: On the Effective Date, Allowed Intercompany Interests shall, at the election of the applicable Debtor, with the consent of the CoCom and the Ad Hoc Group (not to be unreasonably withheld), be (a) Reinstated or (b) set off, settled, addressed, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the Description of Transaction Steps.
(c)Voting: Class 8 is either Unimpaired, in which case the holders of Allowed Intercompany Interests in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Interests in Class 8 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Interest in Class 8 will not be entitled to vote to accept or reject the Plan.
20.Class 9 — Interests in Seadrill Limited
(a)Classification: Class 9 consists of Interests in Seadrill Limited.
(b)Treatment: On the Effective Date:
(i)if Classes 4 and 6 vote to accept the Plan, each holder of Interests in Seadrill Limited shall receive its Pro Rata share of 0.25% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any); for the avoidance of doubt, any distribution of New Seadrill Common Shares pursuant to this section (i) shall not be dilutive of the Rights Offering Participation Equity or the Backstop Participation Equity; or
(ii)if any of Classes 4 or 6 votes to reject the Plan, all Interests in Seadrill Limited shall receive no recovery and be Extinguished.
(c)Voting: Class 9 is Impaired under the Plan. Therefore, holders of Allowed Interests in Class 9 are entitled to vote to accept or reject the Plan.

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21.Class 10 —510(b) Claims
(a)Classification: Class 10 consists of all 510(b) Claims.
(b)Treatment: On the Effective Date, each Allowed 510(b) Claim will be discharged and released and each holder of such Allowed 510(b) Claim shall not receive or retain any distribution, property, or other value on account of its Allowed 510(b) Claim.
(c)Voting: Class 10 is Impaired under the Plan and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed 510(b) Claim in Class 10 will not be entitled to vote to accept or reject the Plan.
C.AOD Gross-Up Recovery
As set forth in Article III.B.4 herein, holders of AOD Credit Agreement Claims may elect, by the Voting Deadline, to receive either the AOD Cash-Out or the AOD Non-Cash Recovery. The distributions for each Class as set forth in Article III.B herein assume that all holders of AOD Credit Agreement Claims have elected the AOD Non-Cash Recovery. To the extent that any holder(s) of AOD Credit Agreement Claims elect to receive the AOD Cash-Out, holders of Credit Agreement Claims shall be entitled to receive the AOD Gross-Up Recovery, which includes the portion of the Subscription Rights and New Seadrill Common Shares that would have been distributed to holders of AOD Credit Agreement Claims pursuant to the AOD Non-Cash Recovery. Any such AOD Gross-Up Recovery shall be distributed Pro Rata to each Class of Credit Agreement Claims (other than AOD Credit Agreement Claims) and then, further allocated to each holder of Credit Agreement Claims (other than AOD Credit Agreement Claims) within such Class on a Pro Rata basis in accordance with Article III.B.5-15 of the Plan. None of the AOD Unsubscribed Second Lien Debt shall be distributed.
D.Allowance of Credit Agreement Claims
Notwithstanding anything to the contrary in this Plan or any Definitive Document, except with respect to the AOD Credit Agreement Claims, each of the Credit Agreement Claims shall be Allowed in the amounts provided in the below table. The secured portion of such Credit Agreement Claims shall receive the treatment provided in Article III.B for the respective class of Credit Agreement Claims. The deficiency amount, if any, of such Credit Agreement Claims shall be classified in, and receive the treatment provided for, Class 6 of this Plan.

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Credit Agreement Claims	Allowed Secured Amount of Claims	Allowed Deficiency Claims Amount	Total Allowed Amount
AOD Credit Agreement Claims	$114,783,659.95	$0	$114,783,659.95[3]
$450MM Eminence Credit Agreement Claims	$29,372,684	$240,614,814	$269,987,498
NADL Credit Agreement Claims	$521,355,560	$391,073,733	$912,429,293
$1.35B Credit Agreement Claims	$208,074,564	$752,933,872	$961,008,436
$950MM Credit Agreement Claims	$153,405,078	$423,329,446	$576,734,524
ECA Credit Agreement Claims	$154,456,921	$174,417,389	$328,874,310
$1.5B Credit Agreement Claims	$421,090,461	$725,406,575	$1,146,497,036
$1.75B Credit Agreement Claims	$96,366,378	$797,500,554	$893,866,932
$450MM Nordea Credit Agreement Claims	$18,081,630	$86,665,095	$104,746,725
$300MM Credit Agreement Claims	$141,208,349	$5,952,850	$147,161,199
$440MM Credit Agreement Claims	$65,571,815	$0	$65,571,815
$400MM Credit Agreement Claims	$75,511,120	$62,333,381	$137,844,501

3     Notwithstanding anything to the contrary in the Plan or any Definitive Document, AOD Credit Agreement Claims shall be Allowed in the amount of $114,783,659.95 plus (A) the AOD Postpetition Interest and (B) any accrued and unpaid prepetition and postpetition fees, expenses, charges, and other amounts (including, without limitation, professional fees and expenses) payable to either GLAS or the lenders party to the Prepetition AOD Credit Agreement by the Debtors in accordance with the terms of the Prepetition AOD Credit Agreement, the Prepetition Finance Documents, and/or the Cash Collateral Order.

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E.Special Provision Governing Unimpaired Claims
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.
F.Elimination of Vacant Classes
Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
G.Voting Classes; Presumed Acceptance by Non-Voting Classes
If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class; provided, however, that such Class shall not qualify as an impaired accepting class under section 1129(a)(8) of the Bankruptcy Code.
H.Subordinated Claims
    The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.4 Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

I.Withdrawal of Plan; Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code
The Debtors, with the written consent of the CoCom and the Ad Hoc Group (each in their sole discretion), reserve the right, prior to the Confirmation Hearing, to (a) withdraw the Plan with respect to any particular Rejecting Silo Debtor and proceed to seek confirmation of the Plan as to the remaining Debtors, including the Accepting Silo Debtors, or (b) pursue confirmation of the Plan with respect to any Rejecting Silo Debtor by providing (i) an alternate treatment with respect to the Class of Allowed Credit Agreement Claims applicable to such Rejecting Silo Debtor such that instead of receiving Subscription Rights, a share of the New Second Lien Facility, New Seadrill Common Shares, the Net Scrap Proceeds (if any), and the AOD Gross-Up Recovery, holders of Allowed Credit Agreement Claims in such Class shall retain their liens on their collateral and be issued a Super-Priority Debt Instrument in a principal amount equal to the Secured portion of such holder’s Allowed Credit Agreement Claim, (ii) the holders of the New First Lien Facility a second-lien security interest in the collateral securing such Super-Priority Debt Instrument, and (iii) the holders of the New Second Lien Facility shall be granted a third-lien security interest in the collateral securing such Super-Priority Debt Instrument.

If the Debtors, with the written consent of the CoCom and the Ad Hoc Group (each in their sole discretion), elect to withdraw the Plan with respect to any particular Rejecting Silo Debtor and proceed to seek confirmation of this Plan as to the remaining Debtors, on the Effective Date (i) any Subscription Rights and New Seadrill Common Shares allocated to holders of Allowed Credit Agreement Claims against Rejecting Silo Debtors that have been withdrawn from the Plan shall be re-allocated to holders of Allowed Credit Agreement Claims against Accepting Silo Debtors on a Pro Rata basis in accordance with the remaining allocations of Subscription Rights and New Seadrill Common Shares to Accepting Silo Debtors under Article III.B.4-15 of the Plan, (ii) the principal amount of the New Second Lien Facility shall be reduced by the amount that was allocated to holders of Allowed Credit Agreement Claims applicable to the Rejecting Silo Debtors that voted to reject the Plan, (iii) the Presumptive Cash Pool Cash Collateral (as defined in the Cash Collateral Order) of any Rejecting Silo Debtor (net of any deduction or re-allocation for overhead and administrative expenses) that voted to reject the Plan shall vest in the Rejecting Silo Debtor and not the Reorganized Debtors, and (iv) the Reorganized Debtors reserve all rights to acquire the assets of the Rejecting Silo Debtors on or after the Effective Date pursuant to a sale under section 363 of the Bankruptcy Code or otherwise.

4     For the avoidance of doubt, the distribution provided to holders of Allowed Class 6 General Unsecured Claims pursuant to the Article III.B of the Plan takes into account the subordination obligations of the holders thereto.

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Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors may, upon consultation with the CoCom and the Ad Hoc Group, seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

J.Payments Pursuant to Cash Collateral Order
Pursuant to the critical and integrated global compromise on the Debtors’ consensual use of cash collateral, a result of good-faith, arm’s-length negotiations, nothing in this Plan shall affect adequate protection payments made pursuant to the Cash Collateral Order, and any outstanding payments owed under the Cash Collateral Order as of the Effective Date shall be paid on the Effective Date. Furthermore, any payments made as adequate protection shall be treated as an interest or expense payment, as applicable, for purposes of calculating distributions under the Plan on the Effective Date; and such adequate protection payments shall not be subject to recharacterization or disgorgement.

ARTICLE IV
PROVISIONS FOR IMPLEMENTATION OF THE PLAN
A.General Settlement of Claims and Interests
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including resolution of intercompany liabilities, allocation of value among the Debtors, and treatment of holders of General Unsecured Claims against each of the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Interests in any Class are intended to be and shall be final.
B.Restructuring Transactions
    On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in the Description of Transaction Steps, and shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include, as applicable: (a) the execution and delivery of appropriate agreements, including any Definitive Documents, or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable law, (d) all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Seadrill, which purchase may be structured as a taxable transaction for United States federal income tax purposes, and (e) all other actions that the applicable Reorganized Debtors determine to be necessary or advisable, including making filings or recordings that may be required by applicable law in connection with the Plan.
    The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

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C.Sources of Consideration for Plan Distributions
1.Rights Offering

    On the Effective Date, the Reorganized Debtors, including Reorganized Seadrill, shall consummate the Rights Offering in accordance with the Rights Offering Procedures, the Backstop Commitment Letter, the Plan, and the New Credit Facility Term Sheet. Subscription Rights to participate in the Rights Offering shall be allocated among the holders of Credit Agreement Claims as of a specified record date in accordance with the Rights Offering Procedures, the Backstop Commitment Letter, and the Plan. The issuance of such Subscription Rights shall be exempt from SEC registration under section 1145 of the Bankruptcy Code and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The New Seadrill Common Shares issued pursuant to the Backstop Commitment Letter on account of the Backstop Participation Equity (other than the Equity Commitment Premium) will be issued without registration in reliance upon the exemption set forth in Regulation S or Section 4(a)(2) of the Securities Act. Any securities issued without registration in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D and/or Regulation S, will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable exemptions such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act or Regulation S of the Securities Act.

    Holders of the Subscription Rights, which include the Backstop Parties, shall receive the right to lend up to $300 million under the New First Lien Facility in accordance with and pursuant to the Plan, the Rights Offering Procedures, the Backstop Commitment Letter, and the New Credit Facility Term Sheet. Rights Offering Participants shall also receive, in consideration for their participation in the Rights Offering, 12.5% (the “Rights Offering Percentage”) of the issued and outstanding New Seadrill Common Shares as of the Effective Date (subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any)) allocated among the Rights Offering Participants based on the total Subscription Rights subscribed by such Person relative to the total Subscription Rights subscribed by all such Persons (the “Rights Offering Participation Equity”), provided, that if the Rights Offering is not fully subscribed, the Rights Offering Percentage shall equal 12.5% multiplied by a fraction, the numerator of which is the principal amount of the New First Lien Facility committed in the Rights Offering and the denominator of which is $300 million.

    As consideration for the Backstop Commitment of each Backstop Party and the other agreements of the Backstop Parties as set forth in the Backstop Commitment Letter, (a) the Backstop Parties will be issued the number of New Seadrill Common Shares equal to the sum of: (1) (x) the percentage of 12.5% minus the Rights Offering Percentage multiplied by (y) the total number of New Seadrill Common Shares issued and outstanding on the Effective Date (subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any)), plus (2) 4.25% multiplied by (y) the total number of New Seadrill Common Shares issued and outstanding on the Effective Date (subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any)) (the “Equity Commitment Premium”, and together with the New Seadrill Common Shares described in the foregoing clause (1), the “Backstop Participation Equity”); and (b) the Debtors shall pay or cause to be paid in cash to the Backstop Parties a premium (the “Commitment Premium”) equal to 7.5% of the $300 million in total commitments under the New First Lien Facility, in each case, allocated among the Backstop Parties as set forth in the Backstop Commitment Letter.

    If a Backstop Party breaches (and does not cure) its obligation to participate in the New First Lien Credit Facility and fund the amounts required pursuant to the terms of the Backstop Commitment Letter, the New Seadrill Common Shares that would have been allocated to such defaulting Backstop Party shall instead be allocated pro rata to the Backstop Parties that elect to fund any portion of the Rights Offering Commitment and Backstop Commitment not funded by such defaulting Backstop Party, as further described in the Backstop Commitment Letter.

    The Commitment Premium and Equity Commitment Premium shall be fully earned by the Backstop Parties and, with respect to the Commitment Premium, paid in cash by the Debtors promptly (and in any case within one (1) Business Day) following the entry of an Order of the Court approving the Debtors’ entry into the Backstop Commitment Letter and the performance of all of the Debtors’ obligations thereunder in accordance with the terms thereof.

2.Issuance and Distribution of New Seadrill Common Shares
    The issuance of the New Seadrill Common Shares shall be authorized without the need for any further corporate action and without any further action by the holders of any Claims or Interests.

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    On the Effective Date, applicable holders of Claims and Interests shall receive the New Seadrill Common Shares in exchange for their respective Claims and Interests as set forth under Article III.B hereof.
    On the Effective Date, Reorganized Seadrill will issue 16.75% of the New Seadrill Common Shares to the Backstop Parties and the lenders under the New First Lien Facility, in accordance with the terms hereof, the Backstop Commitment Letter, and the Rights Offering Documents, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any).

    On the Effective Date, Reorganized Seadrill will issue 83% of the New Seadrill Common Shares to holders of Credit Agreement Claims in accordance with the terms of Article III B.4-B.15 hereof, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any).

    On the Effective Date, subject to the terms of Article III.B.20 hereof, each holder of common Interests in Seadrill Limited shall receive its Pro Rata share of 0.25% of the New Seadrill Common Shares, subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any). For the avoidance of doubt, a distribution record date will not apply for holders of publicly traded securities, which shall receive distributions in accordance with the applicable procedures of the DTC.

    On the Effective Date, the ownership of the New Seadrill Common Shares shall be reflected through the facilities of DTC.  None of the Debtors, the Reorganized Debtors (including Reorganized Seadrill), or any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Seadrill Common Shares under applicable securities laws.  DTC and any transfer agent shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Seadrill Common Shares are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

    All of the New Seadrill Common Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Seadrill Common Shares under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. For the avoidance of doubt, any claimant’s acceptance of New Seadrill Common Shares shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms.
    The Debtors shall effect the listing of the New Seadrill Common Shares (i) on either the New York Stock Exchange or the Oslo Stock Exchange on or as soon as reasonably practicable, and in any event, within six (6) weeks of the Effective Date; provided that an extension of up to three (3) weeks of the foregoing deadline may be permitted with the consent of the Required Backstop Parties and (ii) on the New York Stock Exchange and the Oslo Stock Exchange on or as soon as reasonably practicable after, and in any event within three (3) months of the Effective Date or, in each case, if in the reasonable judgment of the board of directors of the Reorganized Debtors or Reorganized Seadrill, as applicable, such listing on the New York Stock Exchange is not feasible in accordance with the listing requirements thereof, then on another nationally recognized stock exchange.
3.New First Lien Facility
The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Description of Transaction Steps, enter into the New First Lien Facility and related New First Lien Finance Documents on or before the Effective Date, on the terms set forth in the New First Lien Facility Finance Documents and included in the Plan Supplement. The New First Lien Facility will be entered into by the Debtors or Reorganized Debtors, as applicable, in exchange for Cash funded by the lenders thereunder on the Effective Date. In addition to the rights and interests granted to the lenders under the New First Lien Facility Finance Documents, the lenders under the New First Lien Facility shall receive, on the Effective Date, their ratable share of the New-Money Equity (subject to dilution by the Management Incentive Plan and the Convertible Bonds Equity (if any)).
Confirmation of the Plan shall be deemed approval of the New First Lien Facility Finance Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable New First Lien Facility Finance Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the applicable holders of Credit Agreement Claims.

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On the Effective Date, and without the need for any further corporate action or other action by holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the New First Lien Facility Finance Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New First Lien Facility Finance Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New First Lien Facility Finance Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
4.New Second Lien Facility
The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Description of Transaction Steps, enter into the New Second Lien Facility on or before the Effective Date, on the terms set forth in the New Second Lien Facility Finance Documents, and included in the Plan Supplement. The Prepetition Credit Facilities will be amended, restated, and combined into one single facility, in the form of the New Second Lien Facility, which will govern the amount of Credit Agreement Claims being reinstated as debt under the New Second Lien Facility. Participation in the New Second Lien Facility shall be distributed to holders of Credit Agreement Claims on the Effective Date on account of their respective Credit Agreement Claims in the manner set forth in the Plan.
Confirmation of the Plan shall be deemed approval of the New Second Lien Facility Finance Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable New Second Lien Facility Finance Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the applicable holders of Credit Agreement Claims.
On the Effective Date, and without the need for any further corporate action or other action by holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the New Second Lien Facility Finance Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Second Lien Facility Finance Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Second Lien Facility Finance Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
5.Convertible Bonds
On the Effective Date, pursuant to the Description of Transaction Steps, Reorganized Seadrill will issue the Convertible Bonds to Hemen in exchange for $50 million in Cash, on the terms set forth in the Convertible Bonds Term Sheet and the Plan.
6.Net Scrap Proceeds
    On the Effective Date, and thereafter as Net Scrap Proceeds are received from time to time for sales that were significantly progressed and scheduled to be consummated before the Effective Date (but ultimately were not so consummated), holders of Allowed Credit Agreement Claims shall receive their Pro Rata share of Cash equal to

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the Net Scrap Proceeds attributable to the relevant Prepetition Credit Facility under which such Allowed Credit Agreement Claims arise as such Net Scrap Proceeds are received. The Plan Supplement will contain a list of all Net Scrap Proceeds attributable to each Prepetition Credit Facility. Notwithstanding anything in the Plan, any lien or interest in Net Scrap Proceeds shall remain until such Net Scrap Proceeds are distributed in accordance with this Plan and shall, for the avoidance of doubt, be senior to the liens and interests securing the New First Lien Facility and the New Second Lien Facility. Notwithstanding anything to the contrary, each holder of an Allowed $1.75B Credit Agreement Claim shall receive in Cash its pro rata share of the net proceeds of the Sevan Driller and Sevan Brasil Rigs upon their disposition, and each holder of an Allowed $1.35B Credit Agreement Claim shall receive in Cash its pro rata share of the net proceeds of the West Orion Rig upon its disposition, regardless of whether each such disposition occurs prior to or after the Effective Date, and regardless of the total amount of Allowed $1.75B Credit Agreement Claims and Allowed $1.35B Credit Agreement Claims, respectively.
D.Corporate Action
    Upon the Effective Date, all actions contemplated under the Plan and all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date) shall be deemed authorized and approved in all respects, including: (1) the distribution of the New Seadrill Common Shares; (2) implementation of the Restructuring Transactions; (3) entry into the New Credit Facility Finance Documents; (4) adoption of the New Organizational Documents; and (5) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Seadrill Common Shares, the New Organizational Documents, the New Credit Facility Finance Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.D shall be effective notwithstanding any requirements under non-bankruptcy law.

E.Corporate Existence
    Except as otherwise provided in the Plan, including the Description of Transaction Steps, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law).

F.Vesting of Assets in the Reorganized Debtors
Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Description of Transaction Steps and the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Claims, rights, defenses, and Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Causes of Action, charges, or other encumbrances. If the Reorganized Debtors default in performing under the provisions of the Plan and the Chapter 11 Cases are converted to Chapter 7, all property vested in each Reorganized Debtor and all subsequently acquired property owned as of or after the conversion date shall revest and constitute property of the bankruptcy Estates in the Chapter 7 Cases. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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G.Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents
On the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan or the Description of the Transaction Steps, all credit agreements, security agreements, intercreditor agreements, notes, instruments, Certificates, and other documents evidencing Claims or Interests, including the Prepetition Credit Agreements and Prepetition Finance Documents, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged; provided, that, notwithstanding Confirmation or the occurrence of the Effective Date, any such Prepetition Credit Agreement or Prepetition Finance Document that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein, (b) governing the contractual rights and obligations among the Agents and the lenders party thereto (including, without limitation, indemnification, expense reimbursement, and distribution provisions) until the Reorganized Debtors emerge from the Chapter 11 Cases, (c) facilitating the amendment, reinstatement and combination of the Prepetition Credit Facilities into the New Second Lien Facility and amendment and continuation of relevant Prepetition Finance Documents, solely to the extent set forth in the Description of Transaction Steps and New Second Lien Facility Finance Documents, and (d) furthering any other purpose as set forth in the Description of Transaction Steps and New Finance Documents.
H.New Organizational Documents
To the extent required under the Plan or applicable non-bankruptcy law, on or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan or the Description of the Transaction Steps, the Reorganized Debtors will file the New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation in accordance with the applicable corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities to the extent required thereby. After the Effective Date, the Reorganized Debtors may amend and restate the New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents and the New Finance Documents.
I.Effectuating Documents; Further Transactions
On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Finance Documents, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.
J.Certain Securities Law Matters
The Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the offer, issuance, and distribution of the New Seadrill Common Shares issued pursuant to the Plan (including, for the avoidance of doubt, the Rights Offering Participation Equity and the Equity Commitment Premium) with the exception of the New Seadrill Common Shares issued pursuant to the Backstop Commitment Letter on account of the Backstop Participation Equity (other than the Equity Commitment Premium). The offering, issuance, and distribution of such New Seadrill Common Shares pursuant to section 1145(a) of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Seadrill Common Shares will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.
The New Seadrill Common Shares issued pursuant to the Backstop Commitment Letter on account of the Backstop Participation Equity (other than the Equity Commitment Premium) will be issued without registration in reliance upon the exemption set forth in Regulation S or in Section 4(a)(2) of the Securities Act. Any securities

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issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S, will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act or Regulation S of the Securities Act.
K.Section 1146(a) Exemption
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan, including: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the New First Lien Facility, New Second Lien Facility, and the Amended SFL Charters, if applicable; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
L.Employee and Retiree Benefits
    Unless otherwise provided or listed on the Rejected Executory Contract and Unexpired Lease List, all Compensation and Benefits Programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

M.Preservation of Causes of Action
In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action included in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, as well as in the Cash Collateral Order, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.
The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. Except as specifically released under the Plan or pursuant to a Final Order (including the Cash Collateral Order), the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order (including the Cash Collateral Order), the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order (including the Cash Collateral Order), any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.
N.Independent Directors of NADL
As of the Effective Date, the term of the independent directors of NADL shall expire; provided, that they shall retain authority following the Effective Date with respect to matters related to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The independent directors of NADL shall not have any of their privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.
ARTICLE V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.Assumption and Rejection of Executory Contracts and Unexpired Leases
On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease (including those set forth in the Assumed Executory Contract and Unexpired Lease List) shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Each of the Assumed Executory Contract and Unexpired Lease List and the Rejected Executory Contract and Unexpired Lease List shall be reasonably acceptable to the CoCom and Ad Hoc Group and the Debtors shall not seek to assume or reject Executory Contracts and Unexpired Leases, except with the prior written consent (which may be provided through electronic mail) of the CoCom and Ad Hoc Group (which consent shall not be unreasonably withheld).
Entry of the Confirmation Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the Assumed Executory Contract and Unexpired Lease List and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent (which may be provided through electronic mail) of the CoCom and Ad Hoc Group (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List or Assumed Executory Contract and Unexpired Lease List identified in this Article V.A and in the Plan Supplement at any time through and including 45 days after the Effective Date.
To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

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B.Indemnification Obligations
On and after the Effective Date, the Indemnification Provisions will be assumed and irrevocable and survive the Effective Date. The New Organizational Documents, if any, will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, managers, employees, and agents to the fullest extent permitted by law and, as relevant, at least to the same extent as the organizational documents of each of the respective Debtors, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors or the Reorganized Debtors, as applicable, will take any action to amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, managers’, employees’, or agents’ indemnification rights.
C.Claims Based on Rejection of Executory Contracts or Unexpired Leases
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the Claims Bar Date or (2) entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III hereof.
D.Cure of Defaults for Executory Contracts and Unexpired Leases Assumed
Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least twenty-one days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.
E.Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously

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purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.
F.Insurance Policies
Each of the Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided herein or in the Plan Supplement or any document related thereto, on the Effective Date, (1) the Debtors shall be deemed to have assumed all Insurance Policies, and (2) such Insurance Policies shall revest in the Reorganized Debtors. Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (x) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (y) alters or modifies the duty, if any, that the Insurers pay claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, Insurers shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.
The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ Insurance Policies in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such Insurance Policy in all respects, to the full benefits of any such Insurance Policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. For the avoidance of doubt, the directors’ and officers’ Insurance Policies shall revest in the Reorganized Debtors. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).
G.Modifications, Amendments, Supplements, Restatements, or Other Agreements
Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.
H.Reservation of Rights
Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contract and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, subject to any consent rights of the CoCom and Ad Hoc Group (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.
I.Nonoccurrence of Effective Date
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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J.Employee Compensation and Benefits
1.Compensation and Benefit Programs
Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:
(a)all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire existing Interests in any of the Debtors;
(b)Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court;
(c)Compensation and Benefits Programs listed on the Rejected Executory Contract and Unexpired Lease List; and
(d)any Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.
Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed not to trigger (i) any applicable change of control, immediate vesting, termination (similar provisions therein) and (ii) an event of “Good Reason” (or a term of like import), in each case as a result of the Consummation of the Restructuring Transactions. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.
2.Workers’ Compensation Programs.
As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy Law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.
K.Contracts and Leases Entered into after the Petition Date
Notwithstanding anything contained herein (including any release, discharge, exculpation or injunction provisions) or the Confirmation Order, contracts, agreements, instruments, Certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, Certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Confirmation Order and any other Definitive Documents.
L.Prepetition SFL Charters
The Prepetition Linus Charters shall be included on the Rejected Executory Contract and Unexpired Lease List and deemed rejected on the Effective Date, unless the Debtors and SFL agree to the terms of amended Prepetition Linus Charters, with the consent of the CoCom and the Ad Hoc Group (not to be unreasonably withheld, conditioned, or delayed).
If the Prepetition Linus Charters are rejected, the Claims for rejection damages shall be included in (a) Class 1 Other Secured Claims, solely in the amount of the applicable pledged earnings accounts and receivables as of the Effective Date, and (b) the balance shall be included as Class 6 General Unsecured Claims. If amended

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Prepetition Linus Charters are entered into with respect of the Prepetition Linus Charters on the Effective Date, then such amended Prepetition Linus Charters shall amend and supersede the Prepetition Linus Charters in all respects and entry into the amended Prepetition Linus Charters shall be in full and final satisfaction of all Claims on account of such Prepetition Linus Charters.
The Prepetition Taurus Charter was rejected by Final Order of the Bankruptcy Court and the Claims arising therefrom shall be included in Class 6 General Unsecured Claims.
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
A.Distributions on Account of Claims and Interests Allowed as of the Effective Date
Except as otherwise provided (i) herein, (ii) upon a Final Order, or (iii) in an agreement by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, on the Effective Date or as reasonably practicable thereafter, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan.
B.Rights and Powers of Distribution Agent
1.Powers of the Distribution Agent
The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.
2.Expenses Incurred on or after the Effective Date
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.
C.Special Rules for Distributions to Holders of Disputed Claims and Interests
Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided, however, that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.
D.Delivery of Distributions
The Distribution Agent shall make all distributions, allocations, and/or issuances required under the Plan, at which time such distributions shall be deemed complete. Notwithstanding any provision of the Plan to the contrary, all distributions on account of Credit Agreement Claims shall be made by the entry into effect of the New First Lien

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Facility Agreement and New Second Lien Facility Agreement in accordance with the applicable New Credit Facility Finance Documents or the Equity Recovery, as applicable.
Except as otherwise provided herein (including, for the avoidance of doubt, as set forth in the foregoing paragraph with respect to distributions to holders of Credit Agreement Claims), and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of address or change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. Notwithstanding anything to the contrary in the Plan, including this Article VI.D of the Plan, the Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.
1.Accrual of Distributions and Other Rights
For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Seadrill Common Shares shall be deemed distributed as of the Effective Date regardless of the date on which they are actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distributions of the New Seadrill Common Shares actually take place.
2.Compliance Matters
In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.
3.Foreign Currency Exchange Rate
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date.
4.Fractional, Undeliverable, and Unclaimed Distributions
(a)Fractional Distributions. Whenever any distribution of fractional shares or units of the New Seadrill Common Shares would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest share (up or down), with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.
(b)Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such

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distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
(c)Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is New Seadrill Common Shares, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.
5.Surrender of Cancelled Instruments or Securities
On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent. Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to the Plan), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.
E.Claims Paid or Payable by Third Parties
1.Claims Paid by Third Parties
A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan; provided that the foregoing shall not prejudice such third party’s rights (including, for the avoidance of doubt, subrogation rights) with respect to the Debtors and the Reorganized Debtors.
2.Claims Payable by Insurance Carriers
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Applicability of Insurance Policies
Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
F.Setoffs
Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims,

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rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder; provided, further, that such holder may contest any such set off by a Reorganized Debtor in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of set off may be preserved by Filing a Proof of Claim related to such right of set off prior to the Claims Bar Date.
G.Allocation between Principal and Accrued Interest
Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.
H.Minimum Distributions
Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against the Reorganized Debtors or their property.
ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED CLAIMS
A.Allowance of Claims
    Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), (i) after the Effective Date, each of the Debtors or the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date, including, for the avoidance of doubt, the Causes of Action retained pursuant to Article IV.M of the Plan, and (ii) no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.
B.Claims and Interests Administration Responsibilities
Except as otherwise specifically provided in the Plan, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority to File and prosecute objections to Claims or Interests, and the Reorganized Debtors shall have the sole authority to (1) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims or Interests, regardless of whether such Claims are in a Class or otherwise; (2)  settle, compromise, or resolve any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.M of the Plan.
C.Estimation of Claims
Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates

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any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.
D.Disputed and Contingent Claims Reserve
    On or before the Effective Date, in consultation with the CoCom and Ad Hoc Group, the Debtors or Reorganized Debtors, as applicable, shall be authorized, but not directed, to establish one or more reserves for alleged General Unsecured Claims that are Disputed, contingent, or have not yet been Allowed, in an estimated amount or amounts as reasonably determined by the applicable Debtors or Reorganized Debtors, as applicable, in their discretion, consisting of the applicable consideration in the same proportions and amounts as provided for in the Plan. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims or Interests are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed as Claims as of the Effective Date under Article III of the Plan solely to the extent of the amounts available in the applicable reserves. For U.S. tax purposes, any assets held in any such reserve may be subject to the tax rules that apply to “disputed ownership funds” under 26 C.F.R. 1.468B–9. If such rules apply, under U.S. tax principles, such assets would be subject to entity-level taxation, and the Debtors and Reorganized Debtors would be required to comply with the relevant rules. However, it is unclear whether U.S. tax principles will apply to any such reserve and, as a result, the tax consequences of such a reserve may vary. In all circumstances, the Debtors and Reorganized Debtors will comply with any relevant rules.
E.Adjustment to Claims without Objection
    Any duplicate Claim or Interest, any Claim or Interest that is substantiated by an invoice that is invalid, previously rejected, or otherwise deemed erroneous by the Debtors, or any Claim or Interest that has been paid, satisfied, amended, or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors, as applicable, without the Debtors or Reorganized Debtors, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.
F.Time to File Objections to Claims.
Any objections to Claims shall be Filed on or before the later of (1) 180 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time, including before or after the expiration of 180 days after the Effective Date, in its discretion or upon request by the Debtors, Reorganized Debtors, or any party in interest.
G.Disallowance of Claims and Interests
    All Claims and Interests of any Entity from which property is recoverable or sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.
    Except as otherwise provided herein, if a party Files a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the

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Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be disallowed and forever barred, estopped, and enjoined from assertion and expunged as of the Effective Date, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.
H.Amendments to Claims
    On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.
I.No Distribution Pending Allowance
    If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise determined by the Reorganized Debtors.

J.Distributions After Allowance
    To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.
K.No Interest
Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.
L.Single Satisfaction Rule
    Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.
ARTICLE VIII
EFFECT OF CONFIRMATION OF THE PLAN
A.Discharge of Claims and Termination of Interests
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and

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Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.
B.Releases by the Debtors
    Except as otherwise specifically provided in the Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Prepetition Finance Documents, the Guarantee Facilities, the Cash Collateral Order, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement, the Disclosure Statement, the Backstop Commitment Letter, the Rights Offering, the New Credit Facility Finance Documents, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Commitment Letter, the New Credit Facility Finance Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

C.Releases by Holders of Claims and Interests
Except as otherwise specifically provided in the Plan or the Confirmation Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Prepetition Finance Documents, the Guarantee Facilities, the Cash Collateral Order, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement, the Disclosure Statement, the Backstop Commitment Letter, the Rights Offering, the New Credit Facility Finance Documents, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Commitment Letter, the New Credit Facility Finance Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

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D.Exculpation
Except as otherwise expressly provided in the Plan or the Confirmation Order, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
E.Injunction
Except as otherwise specifically provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.
F.Protection against Discriminatory Treatment
In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
G.Recoupment
In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.
H.Document Retention
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

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I.Reimbursement or Contribution
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant holder of a Claim has Filed a Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
J.Release of Liens
Except (1) with respect to the Liens securing Other Secured Claims (depending on the treatment of such Claims), or (2) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including for the avoidance of doubt, the New Credit Facility Finance Documents, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.
K.Ipso Facto and Similar Provisions Ineffective
To the extent permitted by Law, any term of any prepetition policy, contract, or other obligation applicable to Debtors shall be void and of no further force or effect to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation as a result of, or gives rise to a right of any Person based on (i) the insolvency or financial condition of a Debtor, (ii) the commencement of the Chapter 11 Cases, (iii) the confirmation or consummation of the Plan, or (iv) the Restructuring Transactions.
ARTICLE IX
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
A.Conditions Precedent to the Effective Date
It shall be a condition to the Effective Date that the following conditions shall have been satisfied, in a manner reasonably acceptable to the CoCom and the Ad Hoc Group, or waived (with the consent of the CoCom and the Ad Hoc Group) pursuant to Article IX.B of the Plan:
1.entry of the Confirmation Order and no stay of the Confirmation Order shall then be in effect;
2.entry into the New Finance Documents (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date);
3.issuance of the New Seadrill Common Shares (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date), in each case, in accordance with the Plan, the Backstop Commitment Letter, and the Rights Offering Documents;
4.the effectiveness of any other applicable Definitive Documents subject to the consent and approval rights set forth in the Plan Support Agreement and the Backstop Commitment Letter (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date);
5.the establishment and funding of the Professional Fee Escrow Account;
6.payment of the CoCom, the Ad Hoc Group, the SFL Parties’, and Agents’ reasonable and documented professional fees and expenses incurred and unpaid as of the Effective Date;
7.payment of the Backstop Parties’ reasonable and documented professional fees and expenses incurred and unpaid as of the Effective Date;

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8.payment of the Commitment Premium (as defined in the Backstop Commitment Letter) to the Backstop Parties in accordance with the terms of the Backstop Commitment Letter;
9.all requisite governmental authorities and third parties will have approved or consented to the Restructuring Transactions and any applicable waiting period under applicable law (including anti-trust law) shall have expired, in either case, to the extent required;
10.entry of an order in the Bermuda Dissolution Proceedings by the Bermuda Court recognizing the Confirmation Order; and
11.each of the Plan Support Agreement and the Backstop Commitment Letter shall not have been terminated and remain in full force and effect in accordance with its terms.
B.Waiver of Conditions Precedent
The Debtors, with the prior written consent (which may be provided through electronic mail and shall not be unreasonably withheld) of the CoCom and Ad Hoc Group, may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time or as otherwise provided in the Plan Support Agreement or the Backstop Commitment Letter, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the CoCom and Ad Hoc Group, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.
C.Effect of Non-Occurrence of Conditions to Consummation
If the Effective Date does not occur on or before the termination of the Plan Support Agreement or the Backstop Commitment Letter, then: (1) the Plan will be null and void in all respects; (2) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and the Backstop Commitment Letter that survive the termination of these agreements (each accord to its terms) shall remain in effect in accordance with the terms thereof.
ARTICLE X
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
A.Modification of Plan
Subject to the limitations and terms contained in the Plan and the approval rights of the CoCom and Ad Hoc Group, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, the Plan Support Agreement, and the Backstop Commitment Letter, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein, in each case with the prior written consent (which may be provided through electronic mail) of the CoCom and Ad Hoc Group, which consent will not be unreasonably withheld. The Debtors must give counsel to the CoCom and Ad Hoc Group at least five (5) business days’ advance notice, or otherwise as much notice as is reasonably practicable, prior to withdrawing the Plan.
B.Effect of Confirmation on Modifications
    Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.Withdrawal of Plan
The Debtors reserve the right, subject to the terms of the Plan Support Agreement and the Backstop Commitment Letter and the approval rights of the parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors

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revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and the Backstop Commitment Letter that survive the termination of these agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.
ARTICLE XI
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.    subject to Article VII.A of the Plan, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;
4.    ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;
5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;
7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
9.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
10.    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by

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the holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Confirmation Order; or (d) related to section 1141 of the Bankruptcy Code;
11.    decide and resolve all matters related to the issuance of the New Seadrill Common Shares and the Convertible Bonds and the execution of the New First Lien Facility and the New Second Lien Facility;
12.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
13.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
14.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
15.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;
16.    enforce all orders previously entered by the Bankruptcy Court; and
17.    hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.
ARTICLE XII
MISCELLANEOUS PROVISIONS
A.Immediate Binding Effect
    Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

B.Additional Documents
On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided, however, that such agreements and other documents shall be consistent in all material respects with the terms and conditions of the Plan Support Agreement and the New Credit Facility Term Sheet, including the condition that such agreements and other documents shall be in form and substance reasonably acceptable to the CoCom and Ad Hoc Group. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
C.Payment of Statutory Fees
Prior to the Effective Date, the Debtors shall pay all fees due and payable pursuant to 28 U.S.C. § 1930(a)(6) and shall File monthly reports in a form reasonably acceptable to the U.S. Trustee. On or after the Effective Date, the Reorganized Debtors shall pay any and all fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Reorganized Debtor shall remain obligated to pay all fees to the U.S. Trustee until the applicable Debtor’s Chapter 11 Case is closed.

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D.Reservation of Rights
Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, including the amounts set forth in Article III.D, or the taking of any action by any Debtor or any party in interest with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any party in interest prior to the Effective Date.
E.Successors and Assigns
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Entity.
F.Service of Documents
After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Seadrill Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08, Bermuda Attention: Sandra Redding
Counsel to Debtors
Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle
Chicago, Illinois 60654
Attn.:     Anup Sathy, P.C.
    Ross M. Kwasteniet, P.C.
    Brad Weiland
            Spencer Winters
Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attn.:     Christopher Marcus, P.C.

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn.: Hector Duran Stephen D. Statham
G.Term of Injunctions or Stays
Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
H.Entire Agreement
Except as otherwise indicated, and without limiting the effectiveness of the Plan Support Agreement and the Backstop Commitment Letter, the Plan supersedes all previous and contemporaneous negotiations, promises,

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covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
I.Plan Supplement
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://cases.primeclerk.com/SeadrillLimited or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.
J.Non-Severability
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Plan Support Agreement and the Backstop Commitment Letter and in form and substance reasonably satisfactory to the CoCom and Ad Hoc Group. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (3) nonseverable and mutually dependent.
K.Votes Solicited in Good Faith
Upon entry of the Confirmation Order, the Debtors, the CoCom, and the Ad Hoc Group, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and pursuant to section 1125(e) of the Bankruptcy Code, and participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered, issued, or sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered, issued, or sold under the Plan.
L.Closing of Chapter 11 Cases
On and after the Effective Date, the Debtors or Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases of the Debtors except for the Chapter 11 Cases of Debtor Seadrill Limited and any of Debtor identified in the Description of Transaction Steps as having its Chapter 11 Case remain open following the Effective Date, and all contested matters relating to any of the Debtors, including objections to Claims and any adversary proceedings, shall be administered and heard in the Chapter 11 Case of Debtor Seadrill Limited, irrespective of whether such Claim(s) were Filed or such adversary proceeding was commenced against a Debtor whose Chapter 11 Case was closed.
When all Disputed Claims have become Allowed or disallowed and all distributions have been made in accordance with the Plan, the Reorganized Debtors shall seek authority to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.
M.Waiver or Estoppel
Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Plan Support Agreement, the Plan Supplement, or other papers Filed prior to the Confirmation Date.

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N.Creditor Default
    An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtors in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

[Remainder of Page Intentionally Left Blank.]

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Dated: October 22, 2021	SEADRILL LIMITED for itself and on behalf of all other Debtors

/s/ Grant Creed
Grant Creed Chief Financial Officer Seadrill Limited